As filed with the Securities and Exchange Commission on May 4, 2023

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ECOLAB INC.

(Exact name of registrant as specified in its charter)

Delaware	41-0231510
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1 Ecolab Place
St. Paul, Minnesota	55102
(Address of principal executive offices)	(Zip code)

AMENDED AND RESTATED ECOLAB CANADA SHARE PURCHASE PLAN

(As Amended Through May 4, 2023)

(Full title of the plan)

Lanesha T. Minnix

Executive Vice President, General Counsel and Secretary

Ecolab Inc.

1 Ecolab Place

St. Paul, Minnesota 55102

1-800-232-6522

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The documents containing the information specified in Part I will be delivered to the participants in the Amended and Restated Ecolab Canada Share Purchase Plan as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and information previously filed by the Registrant with the Commission are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 as filed with the Commission on February 24, 2023(including the information in Part III incorporated by reference from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on March 17, 2023);

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023 as filed with the Commission on May 4, 2023;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 14, 2023 (Item 2.05 only) and May 4, 2023; and

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s Current Report on Form 8-K filed with the Commission on May 4, 2023, including any subsequent amendment or any report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), but prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine that, despite the adjudication of liability, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 further provides that, (i) to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith, (ii) the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and (iii) the scope of indemnification extends to directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of a present or former director or officer of the corporation (among certain other persons) against any liability asserted against or incurred by the person in any such capacity or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liabilities under Section 145, including liabilities under the Securities Act.

Article V of Ecolab’s By-Laws, as amended, provides for indemnification of Ecolab’s officers and directors to the full extent allowed by Delaware law.

In addition, Article IV of Ecolab’s Restated Certificate of Incorporation provides that Ecolab’s directors do not have personal liability to Ecolab or its stockholders for monetary damages for any breach of their fiduciary duty as directors, except (1) for a breach of the duty of loyalty, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (3) for willful or negligent violations of certain provisions under the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends or (4) for any transaction from which the director derived an improper personal benefit. Subject to these exceptions, under Article IV, directors do not have any personal liability to Ecolab or its stockholders for any violation of their fiduciary duty.

Ecolab has directors and officers liability insurance which protects each director or officer from certain claims and suits, including stockholder derivative suits, even where the director may be determined to not be entitled to indemnification under the DGCL, and claims and suits arising under the Securities Act. The directors and officers liability insurance may also afford coverage under circumstances where the facts do not justify a finding that the director or officer acted in good faith and in a manner that was in or not opposed to the best interests of Ecolab.

Ecolab has entered into indemnification agreements with each of its directors. Each director’s indemnification agreement generally provides that, in the event the director was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation (any of the foregoing, a “Claim”), by reason of (or arising in part out of) any event or occurrence related to the fact that the director is or was a director, officer, employee, agent or fiduciary of Ecolab, or is or was serving at the request of Ecolab as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by the director in any such capacity (any such event or occurrence, an “Indemnifiable Event”), Ecolab will (1) indemnify the director to the fullest extent permitted by law against any and all expenses (including attorneys’ fees and other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in such Claim), judgments, fines, penalties and amounts paid in settlement of such Claim and (2) advance such expenses to the director, subject to reimbursement by the director if it is subsequently determined that indemnification is not permitted. Each director’s indemnification agreement also requires that Ecolab indemnify the director against expenses, and to advance expenses to the director, in connection with any action brought by the director for indemnification or advancement of expenses relating to Claims for Indemnifiable Events or for recovery under any directors’ and officers’ liability insurance policies maintained by Ecolab. The indemnification agreements further provide that Ecolab has the burden of proving that a director is not entitled to indemnification in any particular case.

The foregoing represents a summary of the general effect of the DGCL, Ecolab’s By-Laws, as amended, and Restated Certificate of Incorporation, Ecolab’s directors and officers liability insurance coverage and the indemnification agreements for purposes of general description only.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

The following is a complete list of exhibits filed or incorporated by reference as part of this registration statement:

Exhibit No.	Description	Method of Filing
4.1	Restated Certificate of Incorporation of Ecolab Inc., dated January 2, 2013.	Incorporated by reference to Exhibit (3.2) to the Company’s Form 8-K dated January 2, 2013.

4.2	By-Laws, as amended through May 4, 2023.	Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated May 4, 2023.

4.3	Amended and Restated Ecolab Canada Share Purchase Plan (As Amended Through May 4, 2023).	Filed herewith electronically.

15.1	Letter Regarding Unaudited Interim Financial Information.	Filed herewith electronically.

23.1	Consent of Independent Registered Public Accounting Firm.	Filed herewith electronically.

24.1	Powers of Attorney.	Filed herewith electronically.

107.1	Filing Fee Table	Filed herewith electronically.

Item 9. Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on May 4, 2023.

ECOLAB INC.

By:	/s/Christophe Beck
Christophe Beck
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on May 4, 2023 by the following persons in the capacities indicated.

Signature	Title

/s/Christophe Beck	Chairman and Chief Executive Officer
Christophe Beck	(principal executive officer) and Director

/s/Scott D. Kirkland	Chief Financial Officer
Scott D. Kirkland	(principal financial officer)

/s/Jennifer J. Bradway	Senior Vice President and Corporate Controller
Jennifer J. Bradway	(principal accounting officer)

/s/Theresa E. Corona	Directors
Theresa E. Corona, as attorney-in-fact for Shari L. Ballard, Barbara J. Beck, Jeffrey M. Ettinger, Eric M. Green, Arthur J. Higgins, Michael Larson, David W. MacLennan, Tracy B. McKibben, Lionel L. Nowell III, Victoria J. Reich, Suzanne M. Vautrinot and John J. Zillmer